                                                                    Exhibit A.15

Summary Offer Prospectus of 25 April 2003

[LOGO OF SMITH NEPHEW]                                     [LOGO OF CENTERPULSE]

Public Tender Offer

by

Smith & Nephew Group plc
(the obligations of Smith & Nephew Group plc under the public tender offer are guaranteed by Smith & Nephew plc, London)

for all the publicly held

Registered Shares of Centerpulse Ltd, Zurich with a nominal value of CHF 30

Transaction              The boards of Smith & Nephew and Centerpulse have
Overview                 agreed to combine their businesses to create a leading
                         global orthopaedics company. The transaction will be effected by Smith & Nephew Group plc (which will be the new holding company of Smith & Nephew) making this recommended offer for Centerpulse and, in parallel, a recommended offer for InCentive Capital, a listed
                         Swiss investment company which holds approximately
                         18.9% of the share capital of Centerpulse. Smith &
                         Nephew Group hereby offers 25.15 of its New Ordinary
                         Shares and CHF 73.42 in cash in respect of each Centerpulse Share. The board of directors of Centerpulse recommends acceptance of this offer.

Offer Period             From 25 April 2003 to 24 June 2003, 4 p.m. CET (with
                         the prior approval of the Swiss Takeover Board, Smith &
                         Nephew Group reserves the right to extend the offer period beyond 40 trading days).

IDENTIFICATION                                                         SECURITIES NO.    ISIN       BLOOMBERG
                         Registered shares Centerpulse Ltd
                         - first line (not notified for exchange)           654485    CH0006544859   CEPN SW
                         - second line (notified for exchange)             1588547    CH0015885475  CEPNE SW

                         Registered shares Smith & Nephew plc              1103058    GB0009223206   SN/ LN
                         Registered shares Smith & Nephew Group plc        1580453    GB0032838319   (will be
                                                                                                    applied for)
                         Bearer shares InCentive Capital Ltd                286089    CH0002860895   INC SW

                                 Offer Manager:

                     [LOGO OF LOMBARD ODIER DARIER HENTSCH]

                               Financial Advisor:

                                   L A Z A R D

ABBREVIATIONS AND DEFINITIONS

The following terms and expressions have the meanings set forth below, unless otherwise defined in this Offer Document:

Accepting Shareholders   The accepting Centerpulse Shareholders under the
                         Centerpulse Offer together with the accepting
                         InCentive Shareholders under the InCentive Offer

Access Trust             The trust holding the legal title to the Common Access
                         Shares

Centerpulse              Centerpulse Ltd, Zurich, Switzerland

Centerpulse ADSs         American Depositary Shares of Centerpulse

Centerpulse Offer        Smith & Nephew Group's public tender offer (or exchange
                         offer as the case may be) for all publicly held
                         Centerpulse Shares on and subject to the terms and conditions of this Offer Document

Centerpulse Share(s)     Registered share(s) of Centerpulse with a nominal value
                         of CHF 30 each; including Centerpulse Shares represented by Centerpulse ADSs

Centerpulse Shareholders Persons holding Centerpulse Shares

Centerpulse Combination  The agreement between Smith & Nephew, Smith & Nephew
Agreement                Group and Centerpulse, dated 20 March 2003

CET                      Central European Time

Combined Group           Smith & Nephew Group, Smith & Nephew and Centerpulse
                         and their respective subsidiaries

Common Access Share(s)   Common Access Share(s) issued by Smith & Nephew which
                         will be held on trust for all ordinary shareholders of Smith & Nephew Group in the Access Trust

Companies Act            The Companies Act 1985, as amended (as applicable in
                         England & Wales)

Court Scheme             The proposed scheme of arrangement under section 425 of
                         the Companies Act in its original form or with or subject to any modification thereof or addition thereto or condition approved or imposed by the court

InCentive or             InCentive Capital Ltd, Zug, Switzerland
InCentive Capital

InCentive Offer          Smith & Nephew Group's public tender offer for all
                         publicly held InCentive Shares as described in the InCentive offer prospectus of the same date

InCentive Share(s)       Bearer share(s) of InCentive with a nominal value of
                         CHF 20 each

InCentive Shareholders   Persons holding InCentive Shares

InCentive Tender         The agreement between Smith & Nephew, Smith & Nephew
Agreement                Group and the Major InCentive Shareholders, dated 20
                         March 2003

InCentive Transaction    The agreement between Smith & Nephew, Smith & Nephew
Agreement                Group and InCentive, dated 20 March 2003

Listing Particulars      The UK listing particulars dated 24 April 2003 of Smith
                         & Nephew Group relating to the issue of up to 1,266,000,000 New Ordinary Shares

Major InCentive          Mr Rene Braginsky, Mr Hans Kaiser (together with
Shareholders             certain of his family members), zurich
                         Versicherungs-Gesellschaft acting for itself as well as for zurich Lebensversicherungs-Gesellschaft and La
                         Genevoise, Compagnie d'Assurance sur la Vie, and III
                         Institutional Investors International Corp

NAV                      Net asset value

New ADSs                 New American Depositary Shares of Smith & Nephew Group

New Ordinary Shares      Ordinary shares of Smith & Nephew Group with a nominal
                         value of GBP 0.125 each proposed to be issued credited as fully paid pursuant to the Court Scheme and the Offers

Offer Document           The full offer prospectus dated 25 April 2003

Offers                   The Centerpulse Offer and the InCentive Offer

Regulations              The UK Uncertificated Securities Regulations 2001

SESTA Federal Act on Stock Exchanges and Securities Trading of 24 March 1995, as amended

SESTO-FBC                Ordinance of the Federal Banking Commission on Stock
                         Exchanges and Securities Trading of 25 June 1997, as amended

Settlement Date          Date of settlement of the Centerpulse Offer as
                         described in section K. "Execution of the Centerpulse
                         Offer". The same settlement date applies for the InCentive Offer.

Smith & Nephew           Smith & Nephew plc, London, United Kingdom

Smith & Nephew Group     Smith & Nephew Group plc, registered office London,
                         United Kingdom, principal place of business Geneva

Smith & Nephew           Persons holding New Ordinary Shares
Group Shareholders

Smith & Nephew Share(s)  Ordinary share(s) of Smith & Nephew with a nominal value of 12 2/9 pence each

Smith & Nephew           Persons holding Smith & Nephew Shares
Shareholders

Takeover Board           Swiss Commission for Public Takeover Offers

TOO Ordinance of the Takeover Board on Public Takeover Offers of 21 July 1997, as amended

Transaction              The Court Scheme and the Offers

Trustee                  Smith & Nephew Trustee Limited, the trustee of the
                         Access Trust

A. General Information of the Combined Group

1. INTRODUCTION

Smith & Nephew Group hereby submits a public tender offer in accordance with art. 22 et seq. SESTA for all publicly held Centerpulse Shares.

On 20 March 2003, the boards of Smith & Nephew and Centerpulse announced that they had agreed to combine their businesses to create a leading global orthopaedics company.

The Transaction will be implemented as follows:

..    Smith & Nephew, which is the current listed parent company of the Smith &
     Nephew operations, will be acquired by Smith & Nephew Group, a newly established holding company, pursuant to a Court Scheme under section 425 of the Companies Act under which all existing Smith & Nephew Shares will be replaced by the same number of New Ordinary Shares and Smith & Nephew Shareholders become Smith & Nephew Group Shareholders.

..    Smith & Nephew Group is making the Centerpulse Offer, as a result of which
     Centerpulse will become a subsidiary of Smith & Nephew Group and Centerpulse Shareholders accepting the offer will become Smith Nephew Group Shareholders

..    Smith & Nephew Group is also making a public tender offer for all publicly held shares in InCentive, which is the largest shareholder of Centerpulse and holds approximately 18.9% of the share capital of Centerpulse, as a result of which InCentive will become a subsidiary of Smith & Nephew Group and InCentive Shareholders accepting the offer become Smith & Nephew Group Shareholders.

The following diagram shows the position at the beginning of the Transaction:

[GRAPHIC APPEARS HERE]

The following diagram shows the position following completion of the Court Scheme, the Centerpulse Offer and the InCentive Offer:

[GRAPHIC APPEARS HERE]

Under the terms of the Centerpulse Offer, Centerpulse Shareholders will receive:


for each Centerpulse Share  25.15 New Ordinary Shares and
                            CHF 73.42 in cash.

Pursuant to the terms of the InCentive Offer, InCentive Shareholders will receive New Ordinary Shares and cash according to a formula described in the InCentive Offer Prospectus.

On the assumption that 100% of Centerpulse Shareholders and 100% of InCentive Shareholders accept the Centerpulse Offer and the InCentive Offer, respectively, and upon the Court Scheme becoming effective, Smith & Nephew Shareholders will hold approximately 76% of Smith & Nephew Group, and Centerpulse Shareholders and InCentive Shareholders will together hold approximately 24% of the share capital of Smith & Nephew Group.

Smith & Nephew Group has today released an offer document relating to the InCentive Offer.

B. Offer

1. PRE-ANNOUNCEMENT

The Centerpulse Offer was pre-announced in the electronic media on 20 March 2003 and in the press on 22 March 2003 in accordance with art. 7 et seq. TOO.

2. STRUCTURE AND SCOPE OF CENTERPULSE OFFER

Smith & Nephew Group is offering 25.15 New Ordinary Shares and CHF 73.42 in cash in respect of each Centerpulse Share so that Centerpulse Shareholders and InCentive Shareholders will collectively own up to 24% of the share capital of Smith & Nephew Group. Holders of Centerpulse ADSs will be entitled to receive
2.515 New ADSs per Centerpulse ADS and the U.S. dollar equivalent of CHF 7.342 in cash.

Each accepting Centerpulse Shareholder will also be entitled to a beneficial interest in one Common Access Share for each New Ordinary Share received. Each New Ordinary Share will entitle the holder, as an alternative to being paid a dividend by Smith & Nephew Group, to elect to be paid that dividend by Smith &

Nephew, a company resident in the United Kingdom. This right is afforded to each holder of New Ordinary Shares by means of the Common Access Shares issued by Smith & Nephew which are held on trust for all ordinary shareholders of Smith & Nephew Group in a dividend access trust. This right transfers to the new holder upon any transfer of a New Ordinary Share. Shareholders with registered addresses outside Switzerland will (unless their New Ordinary Shares are held through a Swiss clearing system) be deemed to have made such an election unless they elect otherwise. Further details of the Common Access Shares are described in section C. "Information on the Offeror" of this Summary.

3. CENTERPULSE SHARES SUBJECT TO THE CENTERPULSE OFFER

The Centerpulse Offer applies to all publicly held Centerpulse Shares (excluding treasury shares held by Centerpulse, 42'652 Centerpulse Shares as per 16 April
2003).

4. OFFER PRICE

The price offered for each Centerpulse Share comprises:

..    25.15 New Ordinary Shares; and

..    CHF 73.42 in cash.

The value of the Centerpulse Offer (in CHF) will fluctuate over time as its share component is depending on the development of the price of the Smith & Nephew Shares and the CHF/GBP exchange rate. At the time of the pre-announcement of the Centerpulse Offer on 20 March 2003 the value amounted to CHF 282.37. For compliance with minimal price regulation please refer to section G. "Report of the Review Body pursuant to Art. 25 of the Federal Act on Stock Exchanges and Securities Trading".

Mix and Match
Accepting Centerpulse Shareholders (including holders of Centerpulse ADSs) under the Centerpulse Offer and accepting InCentive Shareholders under the InCentive Offer (together the "Accepting Shareholders") may elect to take fewer New Ordinary Shares or more New Ordinary Shares than their basic entitlement under the relevant Offer, but elections under both Offers (taken together) to take more New Ordinary Shares (together the "Excess Shares") will only be satisfied to the extent that elections have been made under both Offers (taken together) by Accepting Shareholders to take fewer Smith & Nephew Group Shares (together referred to as the "Available Shares"). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of New Ordinary Shares. All calculations shall be made by reference to the number of acceptances and elections as of the last day of the additional acceptance period and, for the purposes of these calculations, the value per New Ordinary Share shall be CHF 8.29, the same as the closing middle market price of a Smith & Nephew Share on the day immediately prior to the pre-announcement of the Offers of 381.25 pence.

Accepting Shareholders can (for each share tendered) elect from the following mix and match alternatives: (a) basic entitlement, (b) as many New Ordinary Shares as possible and (c) as much cash as possible. Accepting Shareholders can submit their mix and match election until the end of the additional acceptance period which is expected to be on or about 11 July 2003. Accepting Shareholders not having submitted a mix and match election are deemed to have elected to take their basic entitlement of New Ordinary Shares and cash.

Fractional Entitlements under the Offers
Fractions of New Ordinary Shares will not be allotted or issued to Accepting Shareholders but will be aggregated and sold in the market and the net proceeds of sale distributed on a pro rata basis to the Accepting Shareholders who are entitled to them under the Offers.

Dilution
The offer price will be adjusted for any dilutive effects in respect of the Centerpulse Shares or the Smith & Nephew Shares (except for shares issued in respect of management options granted under the Centerpulse or Smith & Nephew employee share schemes and disclosed in the Centerpulse or Smith & Nephew financial statements for the financial year 2002), including dividend payments (except for dividends already declared by Smith & Nephew or an interim dividend hereafter declared by Smith & Nephew in the normal course consistent with past practice), capital increases below market value, or the issuance of options (except for management options issued under the Smith & Nephew employee share schemes in the normal course consistent with past practice), warrants, convertible securities and other rights of any kind to acquire Centerpulse Shares or Smith & Nephew Shares as the case may be.

5. DESCRIPTION OF NEW ORDINARY SHARES

Each New Ordinary Share carries one vote at the general shareholders' meetings of Smith & Nephew Group. Subject to the Common Access Share Structure described in Appendix B, the holders of New Ordinary Shares are entitled to participate rateably in any dividends which may be declared on New Ordinary Shares by the general shareholders' meeting of Smith & Nephew Group and, in the event of liquidation, dissolution or winding-up or other distribution of assets or property of Smith & Nephew Group, to a pro-rata share of the assets of Smith & Nephew Group after payment of all liabilities and obligations (subject to the rights of any class of shares ranking in priority to the New Ordinary Shares) (see also section C.6. "Share Capital of the Smith & Nephew Group").

6. HISTORICAL SHARE PRICE DEVELOPMENT

The following table illustrates the historical share price development of Smith & Nephew Shares:

Smith & Nephew

(in pence)       2000  2001  2002  2003*
                 -----------------------
High              330   420   436    421
Low               161   290   292    325

The opening price of Smith & Nephew Shares on 19 March 2003 (the last trading day prior to pre-announcement on 20 March 2003) quoted on the Daily Official List of the London Stock Exchange was 386.5 pence and the closing price was
381.25 pence.

*  Between 1 January 2003 and 16 April 2003.

Source: Bloomberg

The following table illustrates the historical share price development of Centerpulse Shares:

Centerpulse

(in CHF)         2000  2001  2002  2003*
                 -----------------------
High              553   447   259    299
Low               279    31    66    205

The opening price of Centerpulse Shares on 19 March 2003 (the last trading day prior to pre-announcement on 20 March 2003) on the SWX Swiss Exchange was CHF 270 and the closing price was CHF 277.

* Between 1 January 2003 and 16 April 2003.

Source: Bloomberg

7. OFFER PERIOD

From 25 April 2003 to 24 June 2003, 4 pm CET.

With the prior approval of the Takeover Board, Smith & Nephew Group reserves the right to extend the offer period beyond 40 trading days. In such an event the Settlement Date will be postponed accordingly (see also section J. "Indicative Timetable").

8. ADDITIONAL ACCEPTANCE PERIOD

If the conditions of the Centerpulse Offer as described below are fulfilled or waived upon expiry of the offer period, there will be an additional acceptance period of 10 trading days, expected to be from 30 June 2003 to 11 July 2003, 4 pm CET.

9. CONDITIONS

The Centerpulse Offer is subject to the following conditions:

1.   The general meetings of Smith & Nephew shareholders having:

     a) approved the transactions contemplated by the Centerpulse Combination Agreement; and

     b) passed the necessary resolutions to effect a Court Scheme under which Smith & Nephew will become a wholly owned subsidiary of Smith & Nephew Group;

     and the Court Scheme having become effective.

2. The New Ordinary Shares to be issued in connection with the Centerpulse Offer having been admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange and the listing of the New ADSs on the New York Stock Exchange having been approved.

3. All competent EU, US and other foreign authorities having approved and/or granted clearance of the acquisition of Centerpulse without a party being required to meet any condition or requirement giving rise to (a) costs and/or loss of earnings before interest, tax and amortisation ("EBITA") in excess of CHF 23 million in the aggregate; or (b) a decrease in consolidated turnover of CHF 75 million in the aggregate of the Combined Group. In addition, no orders or directions by any court or other authority prohibiting the completion of the Centerpulse Offer having been issued.

4. The Registration Statement on Form F-4 to be filed by Smith & Nephew Group with the Securities and Exchange Commission ("SEC") in connection with the offer to Centerpulse shareholders located in the U.S. and the holders of Centerpulse Shares represented by Centerpulse ADSs (the "Registration Statement") having become effective in accordance with the provisions of the US Securities Act of 1933, as amended; no stop order suspending the effectiveness of the Registration Statement having been issued by the SEC and no proceedings for that purpose having been initiated by the SEC and not concluded or withdrawn.

5. Smith & Nephew Group having received valid acceptances for at least 75% of the total number of the Centerpulse Shares outstanding (including Centerpulse Shares represented by Centerpulse ADSs and, provided the InCentive Offer has become unconditional, Centerpulse Shares held by InCentive) on a fully diluted basis at the expiry of the (possibly extended) offer period.

6. Three of Centerpulse's current board members having resigned from Centerpulse's board subject to completion of the Centerpulse Offer, and the other board members having entered into a fiduciary arrangement with Smith & Nephew Group covering the period until a Centerpulse general meeting will have resolved to elect the persons proposed by Smith & Nephew Group to the board of Centerpulse, subject to completion of the Centerpulse Offer.

 7. Centerpulse until the end of the (possibly extended) offer period (except for extensions beyond the statutory 40 day trading period solely as a result of the Court Scheme not having become effective) not having:

     a) become subject to a mandated recall for a product, the consolidated turnover of which product family exceeded CHF 75 million in Centerpulse's consolidated prior year results and such recall having resulted, or, according to the opinion of an investment bank or accounting firm of international repute to be appointed by Smith & Nephew Group with the consent of Centerpulse (the "Expert"), likely to result, in costs and/or loss of EBITA (after insurance payable to Centerpulse) in excess of CHF 23 million; or

     b) suffered a disablement of its manufacturing facilities in Winterthur or Austin having resulted, or, according to the opinion of the Expert, being likely to result, in costs and/or loss of EBITA (after insurance payable to Centerpulse) in excess of CHF 23 million.

Smith & Nephew Group reserves the right to waive one or more of the conditions set out above (other than condition 1, 2, 3 as to the requirement to obtain merger approval as such and 4) either in whole or in part, or to withdraw the Centerpulse Offer if one or more of the above conditions is not met.

All conditions above shall be suspensive within the meaning of art. 13 para. 1 TOO. The Centerpulse Offer will lapse if the conditions as defined above have not been fulfilled or waived by Smith & Nephew Group by the expiry of the (possibly extended) offer period.

10. INCENTIVE OFFER

On the same date as the announcement of the Centerpulse Offer, Smith & Nephew and Smith & Nephew Group entered into a separate transaction agreement, (the "InCentive Transaction Agreement") with InCentive. Under the InCentive Transaction Agreement, Smith & Nephew and Smith & Nephew Group have undertaken to launch the InCentive Offer on or about 25 April 2003 for all publicly held InCentive Shares.

InCentive, an investment company listed on the SWX Swiss Exchange, holds approximately 18.9% of the share capital of Centerpulse. Shareholders representing 77% of InCentive's issued share capital have irrevocably undertaken to accept the InCentive Offer. InCentive's portfolio is currently being rationalised so as to comprise Centerpulse Shares and cash on the Settlement Date, and the terms of the InCentive Offer are such that in respect of its holding in Centerpulse they will reflect the terms of Smith & Nephew Group's offer for Centerpulse itself. InCentive Shareholders will, therefore, not receive a premium for the Centerpulse Shares held by InCentive in relation to the other Centerpulse Shareholders.

C. Information on the Offeror

1. CORPORATE NAME / REGISTERED OFFICE

Smith & Nephew Group is a company limited by shares which was incorporated for an indefinite period of time and registered under the laws of England and Wales with registered number 4348753 on 8 January 2002 under the name Meadowclean Limited. On 20 March 2003 Meadowclean Limited changed its name to Smith & Nephew Group Limited and on 2 April 2003 it was reregistered as a public limited company. The registered office is located at 15 Adam Street, London WC2N 6LA (United Kingdom) and the principal place of business is currently at Route du Moulin de la Ratte 122, 1236 Cartigny / Geneva (Switzerland).

Smith & Nephew is a company limited by shares incorporated under the laws of England and Wales with registered number 324357. The registered office is located at 15 Adam Street, London WC2N 6LA (United Kingdom).

2. COURT SCHEME

Smith & Nephew is to be acquired by Smith & Nephew Group pursuant to the Court Scheme, as a result of which Smith & Nephew Group will become the new holding company of the Combined Group. Pursuant to the Court Scheme, all existing Smith & Nephew Shares will be cancelled and replaced with the same number of New Ordinary Shares. As a result, Smith & Nephew Shareholders will receive the same number of New Ordinary Shares, with the same economic and voting rights (subject to the Common Access Share structure described in Appendix B). Holders of Smith & Nephew American Depositary Shares will continue to hold the same number of American Depositary Shares with the same economic rights in Smith & Nephew Group (subject to the Common Access Share structure described in Appendix B). The other rights attaching to the New Ordinary Shares are substantially the same as those attaching to the existing Smith & Nephew Shares except for minor modifications, which have been made to the Smith & Nephew Group Articles to reflect current practice. Similarly, the other rights attaching to the New ADSs are the same as those attaching to the existing Smith & Nephew American Depositary Shares.

The Court Scheme itself will have no immediate impact on the management of the Group as all of the existing directors of Smith & Nephew (excepting Sir Tim Lankester) will become directors of Smith & Nephew Group. In addition, on completion of the Centerpulse Offer, Dr Max Link and Rene Braginsky will also join the board of Smith & Nephew Group.

The Court Scheme will not be implemented if the conditions to the Centerpulse Offer are not satisfied or (where permissible) waived. The Offers are themselves conditional upon the Court Scheme having become effective.

To be implemented, the Court Scheme requires consent of Smith & Nephew Shareholders; for this purpose a court convened meeting of Smith & Nephew Shareholders is being convened for on or about 19 May 2003 to be held at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA.

3. PURPOSE

The memorandum of association of Smith & Nephew Group provides that Smith & Nephew Group's principal objects are to carry on the business of a holding company and to co-ordinate and regulate the activities and businesses of subsidiary and associated companies for the time being and the financing of such companies. The objects of Smith & Nephew Group are set out in full in clause 4 of the memorandum of association of Smith & Nephew Group.

4. BUSINESS ACTIVITIES

Smith & Nephew is a global advanced medical devices company employing over 7,300 people with operations in 32 countries. Underlying sales growth in 2002 was 14%, with acquisitions adding a further 4%. Operating margins of continuing operations (before amortisation of goodwill and exceptional items) were 18%. It is structured in three divisions, Orthopaedics, Endoscopy and Advanced Wound Management, with principal manufacturing facilities in Tennessee and Massachusetts in the US, and Hull in the UK.

5. SHARE CAPITAL OF SMITH & NEPHEW

As at 1 January 2003 the authorized share capital of Smith & Nephew was GBP 150,000,000 and at the same date the issued share capital was GBP 113,614,997.49 made up of 929,577,252 ordinary shares of 12 2/9 pence each and 268,500 preference shares of GBP 1 each.

From 31 December 2002 to and including 7 April 2003 674,732 shares have been issued under the Smith & Nephew share schemes.

6. SHARE CAPITAL OF SMITH & NEPHEW GROUP

a) Overview
The following table sets out the authorised, issued and fully paid share capital of Smith & Nephew Group as it is at present, and as it will be following completion of the Offers based on the assumptions that:

a)   the Court Scheme becomes effective
b) Smith & Nephew Group acquires the entire issued and to be issued share capital of Centerpulse under the terms of the Centerpulse Offer;
c) Smith & Nephew Group acquires the entire issued and to be issued share capital of InCentive under the terms of the InCentive Offer;
d) no future shares in Smith & Nephew are issued pursuant to options, rights of conversion or otherwise between the date hereof and the date the Court Scheme becomes effective;
e) all of the existing redeemable preference shares of Smith & Nephew Group are redeemed at par and cancelled following completion of the Offers:

                                                     Authorised                       Issued
                                            ----------------------------   ----------------------------
                                                Number         Nominal         Number         Nominal
                                              of shares     amount (GBP)     of shares     amount (GBP)
                                            -------------   ------------   -------------   ------------
AS AT 16 APRIL 2003 *
Ordinary Shares                                         3              3               3              3
5 1/2% Non-redeemable Preference Shares            13,298         13,298          13,298         13,298
5 1/2% Redeemable Preference Shares                36,699         36,699          36,699         36,699

ON COMPLETION OF THE TRANSACTION
New Ordinary Shares                         1,680,000,000    280,000,000   1,228,183,957    153,517,370
5 1/2% Non-redeemable Preference Shares               NIL            NIL             NIL            NIL
5 1/2% Redeemable Preference Shares                   NIL            NIL             NIL            NIL

* Smith & Nephew Group currently has 3 shareholders:

1) Antoine Vidts, Zuurstraat 26, 9400 Ninove, Belgium (2 ordinary voting shares)
2) Pierre Chapatte, Route du Moulin de la Ratte 122, 1236 Cartigny / Geneva, Switzerland (1 ordinary voting share)
3) Cazenove & Co. Ltd, 12, Tokenhouse Yard, London EC2R 7AN, United Kingdom (49,997 non-voting preference shares)

Shareholders no. (1) and (2) became shareholders on 18 March 2003. Shareholder no. (3) became a shareholder on 18 March 2003 in order to inject the share capital required for Smith & Nephew Group to qualify for re-registration as a public limited company ("plc") which was obtained on 2 April 2003. Conditional upon the Court Scheme becoming effective and the New Ordinary Shares being issued and admitted to the Official List, the non-redeemable preference shares and the ordinary shares set out above will be divided or re-classified (as required) into ordinary shares of 12.50 pence each. Shareholder no. 3 will transfer its 106,384 ordinary shares of 12.50 pence resulting from the division or reclassification to the nominees of one of Smith & Nephew Group's new employee benefit trusts at the fair market value for an equal number of New Ordinary Shares on the day prior to such transfer. At the same time shareholders no. (1) and (2) will transfer their 24 ordinary shares of 12.50 pence resulting from the division or reclassification to the nominees of one of Smith & Nephew Group's new employee benefit trusts at the fair market value for an equal number of New Ordinary Shares on the day prior to transfer. The 36,699 redeemable preference shares will be redeemed at par together with accrued dividends.

b) Share Voting
Subject to disenfranchisement in the event of non-compliance with a disclosure notice requiring disclosure of interests in any shares in certain circumstances, as described below, prohibiting the recipient from attending and voting at general or class meetings, as described below, and subject to any special terms for voting on which any ordinary shares of Smith & Nephew Group may have been issued or may for the time being be held, at a general meeting on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by a duly authorised representative or proxy not being himself a member shall have one vote and, on a poll, every member so present in person or by proxy shall have one vote for every Smith & Nephew Group ordinary share of which he is the holder.

In the case of joint holders, the vote of the person whose name stands first in the register of members and who tenders a vote whether in person or by proxy will be accepted to the exclusion of any votes tendered by the other holders.

c) Rights of New Ordinary Shares
Each New Ordinary Share shall, subject as described in the immediately following paragraph, entitle the holder to a pro-rata share of all dividends declared in respect of the ordinary share capital of Smith & Nephew Group, to a vote on all matters to be considered by the ordinary shareholders of Smith & Nephew Group, to receive notices of and to attend and vote at general meetings of Smith & Nephew Group, on a winding up of the Smith & Nephew Group, to be repaid (subject to sufficient assets being available for distribution) the nominal amount paid in on the share and to share pro-rata in any surplus assets of the Smith & Nephew Group (subject to the rights of any class of shares ranking in priority to the New Ordinary Shares).

Each New Ordinary Share shall also entitle the holder, as an alternative to being paid a dividend by Smith & Nephew Group, to elect to be paid that dividend by Smith & Nephew, a company resident in the United Kingdom. This right is afforded to each holder of New Ordinary Shares by means of Common Access Shares issued by Smith & Nephew, which are held on trust for all ordinary shareholders of Smith & Nephew Group in an access trust. Each Smith & Nephew Group Shareholder will be beneficially entitled to one Common Access Share for each New Ordinary Share held.

d) Transfer of Shares
Smith & Nephew Group Shares in certificated form may be transferred by an instrument of transfer which may be in any usual form or in any other form of which the Directors approve. The instrument of transfer must be executed by or on behalf of the transferor and, where the share is not fully paid, by or on behalf of the transferee. Shares in uncertificated form may be transferred by means of a relevant system (defined in the Regulations). The Directors may, in their absolute discretion and without giving any reason, refuse to register the transfer of a share in certificated form which is not fully paid, provided that if the share is listed on the Official List of the UK Listing Authority, such refusal does not prevent dealings in the shares of that class from taking place on an open and proper basis. The Directors may decline to register any person as a holder of any share in Smith & Nephew Group unless the person has furnished to the board a signed declaration together with such supporting evidence as the board may require, stating the name of any person who has an "Interest" in any such share. A person will be deemed to have an Interest in the share if it would be a notifiable interest under Part VI of the Companies Act or an Interest referred to in section 209(1)(a),(b),(c),(d) or (h) of the Companies Act, but the holder shall not be deemed to have an Interest in the shares in which the holder's spouse, infant child or step child (or in Scotland - pupil or minor) is interested as a result of that relationship or which he holds as a custodian or bare trustee (or its equivalent outside of England and Wales). The Directors may also so refuse to register the transfer of a share in certificated form unless the instrument of transfer is in respect of only one class of share, is in favour of no more than four transferees, is lodged, duly stamped, at the registered office of Smith & Nephew Group or such other place as the Directors may appoint and is accompanied by the share certificate relative to the share to be transferred and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. Subject to the requirements of the UK Listing Authority, the Directors may refuse to register a transfer of a share in uncertificated form in any circumstance permitted by the Regulations or a transfer in favour of more than four persons jointly. Subject to the Companies Acts, the registration of transfers of shares or of any class of shares may be suspended at such times and for such periods (not exceeding 30 days in any year) as the Directors may determine.

7. BOARD OF SMITH & NEPHEW GROUP

The board of Smith & Nephew Group currently consists of the directors listed below and Mr Antoine Vidts and Mr Pierre Chapatte. Messrs. Vidts and Chapatte will resign as directors upon completion of the Transaction.

The board of Smith & Nephew Group will have overall corporate responsibility for the Combined Group. The board comprises a balance of 2 executive and 6 non-executive directors (excluding Messrs. Vidts and Chapatte).

Directors
Dudley Graham Eustace                  Chairman
Christopher John O'Donnell             Chief Executive
Peter Hooley                           Finance Director
Dr Pamela Josephine Kirby              Non-Executive Director
Warren Decatur Knowlton                Non-Executive Director
Brian Paul Larcombe                    Non-Executive Director

Richard Urbain De Schutter             Non-Executive Director
Dr Rolf Wilhelm Heinrich Stomberg      Non-Executive Director

Additionally to the abovementioned directors the following persons will be appointed by way of co-option to the board of Smith & Nephew Group following completion of the Transaction: Dr Max Link, chairman of the board and chief executive officer of Centerpulse and Mr Rene Braginsky, member of the board of Centerpulse and chief executive officer of InCentive. The confirmation of their appointment will be proposed to the next shareholders' meeting of Smith & Nephew Group.

8. PERSONS HOLDING MORE THAN 3% OF THE VOTING RIGHTS

Except as disclosed below, as at 16 April 2003 (the latest practicable date prior to the publication of this Offer Document), Smith & Nephew Group was not aware of any person who, directly or indirectly will have following completion of the Transaction an interest which represents 3% or more of the voting rights in Smith & Nephew Group (assuming that the current holdings remain unchanged).

Messrs. Antoine Vidts and Pierre Chapatte will hold shares conferring all the voting rights in Smith & Nephew Group until completion of the Court Scheme (see section C.6. "Share capital of Smith & Nephew Group - a) Overview").

                                                                               FOLLOWING COMPLETION
                                AS AT 16 APRIL 2003                             OF THE TRANSACTION

                                                           PERCENTAGE                          PERCENTAGE
                                                           OF ISSUED IN                        OF ISSUED IN
                                                           SMITH &         NUMBER OF           SMITH &
                           NUMBER OF    CLASS              NEPHEW          NEW ORDINARY        NEPHEW
NAME                       SHARES       OF SHARES          GROUP           SHARES              GROUP
-----------------------------------------------------------------------------------------------------------
Cazenove & Co. Ltd            13,298    non-redeem-                                       -
                                        able preference
                                        GBP 1

Cazenove & Co. Ltd            36,699    redeemable                                        -
                                        preference
                                        GBP 1

Mr Antoine Vidts                   2    Ordinary shares                                   -

Mr Pierre Chapatte                 1    Ordinary share                                    -

AXA Investment                     -    -                                        45,955,558            3.75
Managers Ltd                                                                   (beneficial)

AXA Investment                     -    -                                        37,201,545            3.03
Managers Ltd                                                               (non-beneficial)

Fidelity International             -    -                                        74,668,199            6.09
Ltd

Legal & General                    -    -                                        31,890,915            2.60
Investment Management

9. SIGNIFICANT CHANGES

No material changes in Smith & Nephew's assets and liabilities, financial position, earnings and prospects taken as a whole have taken place since 31 December 2002 and up to 16 April 2003.

No material changes in Smith & Nephew Group's assets and liabilities, financial position, earnings and prospects taken as a whole have taken place since 28 February 2003 and up to 16 April 2003.

10. AGREEMENTS BETWEEN SMITH & NEPHEW GROUP, SMITH & NEPHEW, CENTERPULSE, THEIR CORPORATE BODIES AND SHAREHOLDERS

Except as noted below, there are no agreements in place between Smith & Nephew Group or Smith & Nephew on the one hand and Centerpulse, its corporate bodies and shareholders on the other hand.

Centerpulse Combination Agreement: Smith & Nephew and Smith & Nephew Group entered into the Centerpulse Combination Agreement with Centerpulse on 20 March 2003. This agreement regulates certain aspects relating to the Centerpulse Offer and to the combination of Smith & Nephew and Smith & Nephew Group with Centerpulse.

Fiduciary Agreements: Pursuant to condition 6 of the Centerpulse Offer Smith & Nephew Group will enter into fiduciary agreements ("Treuhandvertrge" with certain directors of Centerpulse relating to the management of Centerpulse in the interim period until the general meeting of Centerpulse has elected the new directors designated by Smith & Nephew Group in the board.

InCentive Transaction Agreement: Smith & Nephew Group and Smith & Nephew entered into the InCentive Transaction Agreement with InCentive on 20 March 2003. The InCentive Transaction Agreement regulates certain aspects relating to the Incentive Offer and the Centerpulse Offer.

The InCentive Tender Agreement: Smith & Nephew Group and Smith & Nephew entered into the InCentive Tender Agreement with the Major InCentive Shareholders on 20 March 2003. This agreement regulates certain aspects relating to the InCentive Offer.

The summary of each of the above-mentioned agreements is contained in the Offer Document.

11. LISTING OF SMITH & NEPHEW GROUP

UK Listing
Application has been made to the UK Listing Authority for the New Ordinary Shares to be admitted to the Official List of the UK Listing Authority and for admission to trading on its market for listed securities. It is expected that admission to the Official List of the UK Listing Authority will become effective and dealings for normal settlement in the New Ordinary Shares to be issued pursuant to tenders of Centerpulse Shares or Incentive Shares under the Offers will commence on the London Stock Exchange on the Settlement Date. The listing on the Official List of the UK Listing Authority will be the primary listing.

Swiss Listing
Smith & Nephew Group intends to obtain a secondary listing of New Ordinary Shares on the SWX Swiss Exchange upon or as soon as reasonably practicable after the Settlement Date.

Listing Agents
The sponsor on the London Stock Exchange is Lazard & Co., Limited, 21 Moorfields, London EC2P 2HT, United Kingdom. The listing agent on the SWX Swiss Exchange is Lombard Odier Darier Hentsch & Cie.

NYSE Listing
An application will be made to list the New ADSs on the NYSE. It is expected that the New ADSs will be authorised for listing (subject to official notice of issuance) prior to the expiration of the offer period and that trading of Smith & Nephew Group ADSs on the NYSE will commence on the date the Court Scheme becomes effective.

12. PERSONS ACTING IN CONCERT

In the context of the Centerpulse Offer, the following persons are acting in concert with Smith & Nephew Group:

..    Smith & Nephew plc.
..    All companies under Smith & Nephew plc's control
..    Mr Antoine Vidts
..    Mr Pierre Chapatte
..    Cazenove & Co Ltd as current shareholders of Smith & Nephew Group until completion of the Court Scheme (collectively the "Current Shareholders"); (see section C.6. "Share capital of Smith & Nephew Group - a) Overview").
..    Centerpulse
..    All companies under Centerpulse's control (collectively the "Centerpulse
     Persons")
..    InCentive
..    All companies under InCentive's control
..    Zurich Financial Services
..    All companies under Zurich Financial Services' control
..    III Institutional Investors International Corp.
..    All companies under III Institutional Investors International Corp.'s control
..    Mr Rene Braginsky
..    Mr Hans Kaiser
..    Ms Franca Schmidlin-Kaiser
..    Ms Marianne Kaiser
     (collectively the "InCentive Persons")

13. SHAREHOLDING IN CENTERPULSE

As of 16 April 2003 Smith & Nephew Group, Smith & Nephew and the Current Shareholders did not own any Centerpulse Shares or options pertaining a right to said shares.

As of 16 April 2003 InCentive held 2,237,577 Centerpulse Shares.

As of 16 April 2003 Mr Rene Braginsky held 6,203 and Mr Hans Kaiser held 36,284 Centerpulse Shares.

As of 19 March 2003 Zurich Financial Services and its group companies held as direct or indirect economical beneficiaries, as representative of several economic beneficiaries independent of each other and as manager of investment funds an aggregate amount of 200,953 Centerpulse Shares.

14. TRANSACTIONS IN CENTERPULSE SHARES

During the twelve months prior to the pre-announcement of the Centerpulse Offer, i.e. from 20 March 2002 until 19 March 2003 and since then, Smith & Nephew Group and Smith & Nephew and the companies under its control have not purchased or sold any Centerpulse Shares or options pertaining a right to said shares.

The Current Shareholders have not purchased or sold any Centerpulse Shares or options representing a right to said shares since 18 March 2003 (the date on which they became shareholder of Smith & Nephew Group).

Except as set out below, InCentive Persons acting in concert with Smith & Nephew Group have not purchased or sold any Centerpulse Shares or options representing a right to such shares since the signing of the InCentive Transaction Agreement and the InCentive Tender Agreement on 20 March 2003:

..    InCentive and the companies under its control have exercised call options for the acquisition of 683,000 Centerpulse Shares at a maximum exercise price of CHF 240.

If instructed by the respective employee, Centerpulse sells Centerpulse Shares, which are held by the employee in the company's employee deposit account or which are created through the exercise of stock options, on behalf of the employee on the market. Other than that, the Centerpulse Persons have not purchased or sold any Centerpulse Shares or options representing a right to such shares since the signing of the Centerpulse Combination Agreement on 20 March 2003.

15. CONSOLIDATED ANNUAL REPORTS AND FINANCIAL STATEMENTS OF SMITH & NEPHEW

The three last annual reports of Smith & Nephew can be obtained free of charge (www.smith-nephew.com). The last annual report of Smith & Nephew Group is included in the Listing Particulars.

D. Financing

The New Ordinary Shares required for the payment of the offer price will be issued by way of a capital increase of Smith & Nephew Group. Smith & Nephew Group's board has undertaken to initiate all necessary measures required to effect this.

The financing of the cash entitlement of approximately GBP 400 million (calculated at the date of the pre-announcement) for the Offers is secured by own funds of Smith & Nephew as well as through bank financing.

E. Information on Centerpulse

1. CORPORATE NAME / REGISTERED OFFICE

Centerpulse has its registered office located at Andreasstrasse 15, 8050 Zurich, Switzerland. Centerpulse was incorporated for an indefinite period of time.

2. CAPITAL STRUCTURE

Centerpulse has a registered share capital of CHF 355,984,200 divided into 11,866,140 shares of CHF 30 par value each. In addition, the articles of association of Centerpulse provide for

(a) an authorized share capital which authorizes the board of directors of Centerpulse the increase of the share capital by a maximum amount of CHF 65,327,760 through the issuance of up to 2,177,592 Centerpulse Shares;

(b) a conditional share capital in relation to the "class action settlement agreement" concluded on 13 March 2002 in relation to the hip prostheses and knee prostheses litigation in the amount of CHF 120,000,000 divided into 4,000,000 Centerpulse Shares; and

(c) a conditional share capital in relation to Centerpulse's management option plans of originally up to CHF 9,188,040 divided into 306,268 Centerpulse Shares (as of 31 December 2002).

As of 31 December 2002, 422,425 options representing a right to a Centerpulse Share, which will be created out of the conditional share capital were outstanding. These options, which feature weighted average exercise prices of between CHF 145 and CHF 365, were allotted between 1998 and 31 July 2002. No new stock options were granted since this date. Between 1 January 2003 and 31 March 2003, 50,783 options have been exercised, cancelled or expired. As of 31 March 2003, 155,132 options were exercisable, of which 16,648 expired on 15 April 2003. According to the incentive and management stock option plans in effect, 50,940 options have already or will vest and become exercisable until the expected end of the offer period on 24 June 2003.

The board of Centerpulse has recommended in the invitation to the annual general meeting to be held on 30 April 2003 that the authorized share capital mentioned under para. (a) above be removed from the articles of association, that the conditional share capital relating to the management option plans mentioned under para (c) above be increased to a maximum amount of CHF 15,188,040 through the issue of up to 506,268 Centerpulse Shares and that the conditional share capital mentioned under para. (b) above be replaced by a conditional share capital of up to CHF 60,000,000 through the issuance of not more than 2,000,000 Centerpulse Shares through the exercise of options or conversion rights granted in connection with bond issues or similar debt instruments for the redemption of the loan under the credit agreement for the financing of the above mentioned class action settlement.

3. MEMBERS OF THE BOARD

The members of the board of Centerpulse are as follows:

Dr Max Link                            Chairman and Delegate
Prof Dr Rolf Watter                    Vice-Chairman
Dr Johannes Randegger                  Lead Director
Rene Braginsky                         Member
Prof Dr Steffen Gay                    Member
Larry L. Mathis                        Member

Three directors will resign from the board subject to completion of the Centerpulse Offer. The other three directors will enter into a fiduciary agreement with Smith & Nephew Group and continue to act as directors of Centerpulse until, following the Settlement Date, a general meeting will have resolved to elect the persons proposed by Smith & Nephew Group.

4. PERSONS HOLDING MORE THAN 5% OF THE VOTING RIGHTS

As of 16 April 2003 persons holding more than 5% of the voting rights of Centerpulse are:

..    InCentive Capital AG (participation approximately 18.9%)

5. OPTION AND EMPLOYEE SHARE PURCHASE PLANS OF CENTERPULSE

The holders of Centerpulse's outstanding stock options will receive stock options relating to New Ordinary Shares at an exchange ratio of 34:1 (there is no cash component). These options will vest 30 days after the Settlement Date, and the exercise period will be 18 months. The strike price of these options will be calculated by dividing the existing strike price of the option by 34 and converting this into GBP at the prevailing exchange rate at the Settlement Date.

6. INTENTIONS OF SMITH & NEPHEW GROUP WITH REGARD TO CENTERPULSE

It is Smith & Nephew Group's intention that, if the Centerpulse Offer is successful, it will continue to hold the Centerpulse Shares it has acquired as a result of the Offers and to integrate the businesses with the support of the incumbent management team. The Combined Group will be organized in five divisions - Orthopaedics, Wound Management, Endoscopy, Spine and Dental.

Smith & Nephew Group intends the Winterthur facility of Centerpulse to be an important centre of the combined group for a number of years. Owing to the complementary nature of the businesses and the continued strong market growth in advanced medical technology, it is anticipated that there will be enhanced opportunities for many employees in the Combined Group.

After completion of the Centerpulse Offer, Smith & Nephew Group intends to exercise all rights and influence available to it to cause Centerpulse to obtain the delisting of the Centerpulse Shares on the SWX Swiss Exchange. Centerpulse Shareholders who do not tender their Centerpulse Shares may find themselves holding shares for which no liquid market exists. If after completion of the Centerpulse Offer Smith & Nephew Group holds more than 98% of the Centerpulse Shares, Smith & Nephew Group intends to seek the cancellation of the remaining Centerpulse Shares in accordance with art. 33 SESTA.

In case of a successful completion of both Offers Smith & Nephew Group intends to merge InCentive into Centerpulse.

7. CONFIDENTIAL INFORMATION

Smith & Nephew Group hereby confirms that neither it nor any person acting in concert with it has directly or indirectly received material confidential information, which is not publicly available in respect of Center-pulse, from Centerpulse itself or from the companies under its control, which could have a material influence on the decision of Centerpulse Shareholders to tender or not to tender their Centerpulse Shares under this Centerpulse Offer.

Smith & Nephew Group has been advised by Zurich Financial Services that Zurich Financial Services and its group companies have not received confidential information about Centerpulse which could have a material influence on the decision of the Centerpulse Shareholders. Prof Dr Rolf Watter, member of the board of directors, is also a member of the board of directors of Centerpulse and that the appropriate measures have been taken in order to prevent a flow of information between Zurich Financial Services and Centerpulse.

F. Report of the Board of Directors of Centerpulse AG pursuant to Article 29 of the Federal Act on Stock Exchanges and Securities Trading and Articles 29-32 of the Ordinance of the Takeover Board on Public Takeover Offers

On 20 March 2003, Smith & Nephew plc ("Smith & Nephew") and Centerpulse AG ("Centerpulse") announced that they had reached agreement on the terms of a recommended exchange offer to be made by Smith & Nephew Group plc (formerly Meadowclean Limited), the proposed new holding company of Smith & Nephew, which will be a UK registered public company ("Smith & Nephew Group"), for 100% of the issued shares of Centerpulse not already owned by Smith & Nephew (the "Offer"). The formal terms of the Offer are set out in this offer document.

The Board of Directors of Centerpulse (the "Board") approved the agreement relating to the combination of Smith & Nephew and Centerpulse (the "Combination") by unanimous vote on 19 March 2003. The agreement was signed by Centerpulse, Smith & Nephew Group and Smith & Nephew on 20 March 2003 (the "Agreement").

1. RECOMMENDATION

The Board has examined the Offer as described in this document and unanimously recommends that Centerpulse's shareholders accept the Offer before it expires (unless extended) at 4 pm (Swiss time) on 24 June 2003.

In arriving at this recommendation and in agreeing with Smith & Nephew and Smith & Nephew Group on the Agreement, the Board carefully assessed together with management the short and long term prospects of Centerpulse as a stand-alone independent entity and the advantages of a combination with a strategic partner in view of Centerpulse's market position in certain of its key markets. The Board further sought advice from UBS Warburg LLC ("UBS Warburg") and Lehman Brothers Inc. ("Lehman Brothers") as well as KPMG Fides Peat ("KPMG") on the fairness from a financial point of view on the consideration to be received in the offer. The fairness opinions that are reproduced in this offer document were provided by UBS Warburg and Lehman Brothers as financial advisors of Centerpulse, as well as by KPMG as a third party which was otherwise not involved in the transaction (KPMG acted as auditor for Smith & Nephew Group covering the period until the end of February 2003 when Smith & Nephew Group still was a shell company named Meadowclean Limited). Also, UBS Warburg and Lehman Brothers, at the Board's request, contacted third parties to solicit indications of interest in a possible business combination with Centerpulse and held discussions with certain of these parties. The Board employed accountants and legal counsel for a due diligence process regarding Smith & Nephew, which was conducted in connection with the negotiation of the Agreement. As a result of this assessment and these measures, the Board has come to the conclusion that the Offer is in the best interests of Centerpulse, its clients, employees and shareholders and that the consideration to be received in the Offer is fair from a financial viewpoint.

2. CONFLICTS OF INTEREST AND INTENTION OF SHAREHOLDERS HOLDING MORE THAN 5 PER CENT OF THE VOTING RIGHTS

Following the Combination, Dr. Max Link, CEO and Chairman of the Board, and Rene Braginsky, member of the Board, will be invited to join the Board of Directors of Smith & Nephew Group. The terms and conditions of these mandates have not yet been determined. Further, the completion of the offer is conditional upon (a) three Board members (expected to be Dr Link, Mr Braginsky and one additional member who has not yet been determined) entered into a fiduciary arrangement with Smith & Nephew Group covering the period until a Centerpulse shareholders' meeting will have resolved to elect the persons proposed by Smith & Nephew Group to the board of Centerpulse, and (b) three of the current Board members having resigned from the Board. No special termination payments will be due to any of the members of the Board, and no agreement has been made as to the board fee for 2003.

Mr Braginsky is a shareholder, as well as the delegate and CEO, of InCentive Capital AG which is a major shareholder of Centerpulse (see below). In his capacity as one of several shareholders of InCentive Capital AG, Mr Braginsky entered into an agreement with Smith & Nephew and Smith & Nephew Group pursuant to which Smith & Nephew and Smith & Nephew Group agreed to make a public tender offer for all shares of InCentive Capital AG and the shareholders who are party to this agreement agreed to tender their shares in InCentive Capital AG.

Furthermore, the Agreement stipulates for all of Centerpulse's outstanding stock options to be converted into stock options relating to shares of Smith & Nephew Group as further defined in the Agreement. All members of the senior management and three members of the Board (Max Link, Larry L. Mathis and Prof Dr Steffen
Gay) hold stock options, which will convert into stock options relating to shares of Smith & Nephew Group upon completion.

With the exception of the above and a general commitment by Smith & Nephew and Smith & Nephew Group in the Agreement to using reasonable endeavours to offer senior operating management of Centerpulse suitable posts, the Board is not aware of any other contractual agreements entered into or other arrangements and ties maintained with Smith & Nephew or Smith & Nephew Group which might result in a conflict of interest affecting members of the Board or members of senior management of Centerpulse.

The employment contracts of the following members of senior management contain change of control-clauses providing for compensation (plus applicable social contribution) to be granted in the event that their employment contracts should be terminated in the twelve months following the change of control, either through Centerpulse or through the employee in the event that his position is materially changed: Mike McCormick (USD 1,260,000), David Floyd (USD 1,530,000), Richard Fritschi (CHF 1,650,375), Steven Hanson (USD 1,354,500), Urs Kamber (CHF 1,850,370), Matthias Molleney (CHF 1,525,140), Hans-Rudolf Schurch (CHF 917,955), Christian Stambach (CHF 1,332,000), Beatrice Tschanz (CHF 1,526,250), and Dr Thomas Zehnder (CHF 1,600,800). Dr Link's employment contract as CEO entitles him to terminate his contract (as CEO) in the event of a change of control. The compensation for Dr Link is CHF 4,950,000, plus applicable social contributions.

The Board has granted a bonus payment to the members of senior management for work performed in the first half year 2003. The amount of these payments corresponds to 50% of the bonus payments of last year (excluding extraordinary bonus payments). With the exception of the above, the Board is not aware of any other possible financial consequences for the members of the Board or senior management which might result in a conflict of interest affecting members of the Board or members of senior management of Centerpulse.

Based on the strategic considerations set out under 1 above and in view of the fairness opinions of UBS Warburg and Lehman Brothers as financial advisors of Centerpulse and KPMG as a third party which was otherwise not involved in the transaction (KPMG acted as auditor for Smith & Nephew Group covering the period until the end of February 2003 when Smith & Nephew Group still was a shell company named Meadowclean Limited), the Board was unanimous in its recommendation and in all its decisions pertinent to the Agreement, and it was therefore not deemed necessary for the Board to take any further action in relation to the potential conflicts of interest of Dr. Link and Mr. Braginsky to vote in favour of the transaction or the potential conflicts of the other board members to vote against it.

InCentive Capital AG, which directly or indirectly through its wholly-owned subsidiary InCentive Jersey Ltd holds approximately 18.9% of the registered share capital of Centerpulse (as of disclosure dated 16 April 2003), entered into an agreement with Smith & Nephew and Smith & Nephew Group in relation to a public tender offer to all shareholders of Incentive Capital AG. The Board is not aware of any other shareholder holding more than 5% of the voting rights of Centerpulse.

3. ACTION TO BE TAKEN TO ACCEPT THE OFFER

The Offer will remain open until 4 pm (Swiss time) on 24 June 2003, subject to possible extensions to enable conditions to the Offer to be met. To accept the Offer, shareholders should advise their depository banks or share custodians (if not contacted by them) of their decision to accept the Offer in time for the depository banks or share custodians to relay that decision before the Offer closes to Lombard Odier Darier Hentsch & Cie that is conducting the Offer on behalf of Smith & Nephew Group.

The full procedure for acceptance of the Offer is set out in this offer document.

Dr Max Link
Chairman of the Board of Directors
Centerpulse AG

Zurich, 16 April 2003


G. Report of the Review Body pursuant to Art. 25 of the Federal Act on Stock Exchanges and Securities Trading

As a review body recognized by the supervisory authority to review public tender offers in accordance with the Federal Act on Stock Exchanges and Securities Trading (hereinafter "SESTA"), we have reviewed the offer prospectus and the summary, taking into consideration the exemption granted by the Swiss Takeover Board. Our review did not extend to the report of the Board of Directors of the target company (Section H), the fairness opinions of Lehman Brothers, UBS Warburg and KPMG (Appendices C, D and E) and the U.S. Preliminary Prospectus / Offer to Exchange (Appendix F).

The offer prospectus and the summary are the responsibility of the offeror. Our responsibility is to express an opinion on these documents based on our review.

Our review was conducted in accordance with the Swiss standards promulgated by the profession, which require that a review of the offer prospectus and the summary be planned and performed to verify their formal completeness in conformity with the Stock Exchange Act and the Ordinances and to obtain reasonable assurance about whether the offer prospectus and the summary are free from material misstatement. We have examined on a test basis evidence supporting the information in the offer prospectus and its summary. Furthermore, we have verified compliance with the SESTA and the Ordinances. We believe that our review provides a reasonable basis for our opinion in accordance with Art. 25 SESTA.

In our opinion, the offer prospectus and the summary comply with the Stock Exchange Act and the Ordinances. In particular:

..  The offer prospectus and the summary are complete and accurate;

.. The recipients of the offer are treated equally. In particular, the exchange offer is appropriate for the bearers of options in the Stock Option Plan;

.. The offer follows the minimum price rule. The average of the opening prices of Smith & Nephew plc shares for the 30 trading days prior to the announcement of the offer on March 20, 2003 was GBP 3.516. The average GBP/CHF exchange rate during this period was 2.18. Based on the above, on the exchange ratio (25.15 ordinary shares Smith & Nephew Group plc) and the cash element (CHF 73.42), the offer prices amounts to CHF 266.20 as of March 19, 2003 and therefore is in excess of the average of the opening prices of Centerpulse Ltd. shares for the 30 trading days prior to the announcement of the offer of CHF 255.98. There is a liquid market for the trade of Centerpulse Ltd. shares.

.. The financing of the offer is guaranteed and the necessary funds are available. The offeror has taken all necessary measures to ensure the availability of the securities;

.. The consequences of the preliminary announcement of the tender offer have been dealt with appropriately in accordance with Art. 9 of the Takeover Ordinance.

DELOITTE & TOUCHE AG

David Wilson                       Christian Hinze

Zurich, 16 April 2003

H. Recommendation of the Swiss Takeover Board

The public tender offer was submitted to the Swiss Takeover Board prior to its publication. In the recommendation dated 16 April 2003, the Swiss Takeover Board formally determined that the public tender offer of Smith & Nephew plc., London, complies with the Stock Exchange Act (Switzerland) as of 24 March 1995.

The Takeover Board granted the following exception from the Takeover Ordinance (art. 4): waiver of the cooling-off period (art. 14.2).

I. Execution of the Centerpulse Offer

1. INFORMATION/SUBMISSION OF APPLICATIONS

Shareholders whose Shares are held in a Safekeeping Account Shareholders whose Centerpulse Shares are held in a safekeeping account will be informed of the Centerpulse Offer by the custodian bank and are asked to proceed according to its instructions.

Shareholders who keep their Shares in their own Possession
Shareholders who keep their Centerpulse Shares at home or in a bank safe may order this Offer Document and the "Declaration of Acceptance and Assignment" from the share registrar of Centerpulse at ShareCommServices AG, Attn. Mrs Barbara Sturzenegger, Kanalstrasse 29, CH-8152 Glattbrugg (Phone +41-1-809-5857; Fax +41-1-809-5859)] or from Lombard Odier Darier Hentsch & Cie (Phone +41-1-214-1331; Fax +41-1-214-1339; e-mail: cofi.zh.prospectus@lodh.com). They are asked to complete and sign the "Declaration of Acceptance and Assignment" and to submit it, together with safe custody account details, along with the corresponding share certificate(s), not invalidated, directly to their bank or to the share registrar of Centerpulse at ShareCommServices AG, Attn. Mrs. Barbara Sturzenegger, Kanalstrasse 29, CH-8152 Glattbrugg, by 4 pm CET on 24 June 2003 at the latest.

2. FINANCIAL ADVISOR OF SMITH & NEPHEW

Lazard & Co., Limited

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

3. EXCHANGE AND PAYING AGENT

Lombard Odier Darier Hentsch & Cie

4. SHARES NOTIFIED FOR ACCEPTANCE / EXCHANGE TRADING

Centerpulse Shares, which have been notified for acceptance of the Centerpulse Offer of Smith & Nephew Group, will be assigned the following security number by the custodian banks: 1588547

The security number will be used for safekeeping accounts and in dealings with SIS SegaInterSettle AG until the Settlement Date. In order to allow Centerpulse shareholders to dispose of the Centerpulse Shares notified for acceptance prior to the Settlement Date, Smith & Nephew Group has applied for the opening of a special trading line (the "Second Trading Line") for such shares at the SWX Swiss Exchange. As a consequence, Centerpulse Shares notified for acceptance will be traded as distinct securities until the Settlement Date.

Withdrawal Rights
Centerpulse Shares tendered for exchange may be withdrawn at any time prior to the expiration of the Centerpulse Offer period. In addition tenders may be withdrawn if they are not yet accepted for exchange at any time 60 calendar days after the commencement of the Centerpulse Offer.

Centerpulse Shareholders selling tendered Centerpulse Shares on the Second Trading Line shall be deemed to have withdrawn such shares prior to such sale and the acquiror shall be deemed to have tendered such shares upon such purchase. Alternatively, Centerpulse Shareholders may also withdraw previously tendered Center pulse Shares from the Second Trading Line and sell such shares on the principal trading line.

After the expiration of the (possibly extended) Centerpulse Offer period, holders who tendered their Centerpulse Shares will have no withdrawal rights. There will be no withdrawal rights during the additional acceptance period.

Centerpulse Shareholders who keep their shares in their own possession and have tendered Centerpulse Shares registered in their name, must contact Lombard Odier Darier Hentsch & Cie in order to withdraw their tenders. Centerpulse Shareholders who have tendered Centerpulse Shares that are registered in the name of a nominee (or other custodial institution) must contact the nominee or custodial institution so that they can arrange for withdrawal of their tenders.

5. SETTLEMENT OF THE OFFER TRANSACTION

Smith & Nephew Group's timetable provides for a settlement of the Centerpulse Offer and the distribution of the New Ordinary Shares by 25 July 2003 (the "Settlement Date"; provided that the offer period is not extended according to section B.7. "Offer Period" above or that the Settlement Date is not postponed according to section B.9. "Conditions" above).

6. CHARGES AND TAXES

For shareholders who hold Centerpulse Shares in custody at banks in Switzerland the acceptance of the Centerpulse Offer during the offer period and the additional acceptance period will be free of bank commissions. Smith & Nephew Group will be responsible for federal securities transfer tax.

7. DIVIDEND RIGHTS

See section C.6. "Share Capital of the Smith & Nephew Group" above.

8. CANCELLATION OF CENTERPULSE SHARES AND DELISTING

The board of Smith & Nephew Group reserves the right at its own discretion to apply for the delisting of the Centerpulse Shares once this Centerpulse Offer has been completed.

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If Smith & Nephew Group holds more than 98% of the voting rights in Centerpulse after the Centerpulse Offer, Smith & Nephew Group will request the cancellation of the remaining share certificates of the Centerpulse Shares in accordance with Art. 33 SESTA.

9. APPLICABLE LAW AND PLACE OF JURISDICTION

The Centerpulse Offer and all rights and obligations resulting there from, shall be subject to Swiss law. The Commercial Court of the Canton of Zurich ("Handelsgericht") shall have exclusive jurisdiction; exclusive venue being Zurich 1.

J. Indicative Timetable

25 April 2003    Beginning of offer period

30 April 2003    Ordinary general meeting Centerpulse

19 May 2003      Extraordinary general meeting of Smith & Nephew plc

19 May 2003      Preference shareholders' extraordinary general meeting

19 May 2003      Court meeting of Smith & Nephew plc

5 June 2003      Ordinary general meeting InCentive

On or before
17 June 2003     Expected approval by U.S. and EU competition authorities

20 June 2003     Final court hearing in respect of the Court Scheme

24 June 2003     Court Scheme effective

24 June 2003*    End of offer period

25 June 2003*    Dealing in New Ordinary Shares commence

28 June 2003*    Publication of the interim result

30 June 2003*    Beginning of additional acceptance period

11 July 2003*    End of additional acceptance period and last day for submitting mix and match elections

17 July 2003*    Publication of the final result

25 July 2003*    Settlement Date

* Subject to extension of the offer period according to section B.7. "Offer Period" above or to the postponement of the Settlement Date according to section B.9. "Conditions" above. In either case the timetable will be amended accordingly.

K. Information Material

 This publication is a summary of the Offer Prospectus as of 25 April 2003 which is the only legal binding publication according to art. 19 TOO.

The following documents marked with an asterisk can be downloaded either from the webpage of Smith & Nephew (www.smith-nephew.com) or the web-page of Centerpulse (www.centerpulse.com); all mentioned documents can also be obtained free of charge from Lombard Odier Darier Hentsch & Cie, Zurich branch, COFI, Sihlstrasse 20, P.O. Box, CH-8021 Zurich (Phone-no. +41-1-214-1331, Fax-no. +41-1-214-1339; e-mail: cofi.zh.prospectus@lodh.com):

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..  Centerpulse Offer Prospectus
..  Memorandum and Articles of Association of Smith & Nephew Group;
..  Annual Report 2000*, 2001* and 2002* of Smith & Nephew;
..  Annual Report 2000*, 2001* and 2002* of Centerpulse
..  Listing Particulars for Smith & Nephew Group (which include the annual report
   2002 of Smith & Nephew Group)
..  InCentive Offer Prospectus

L. Offer Restrictions

United States of America

The offer in the United States will only be made through a prospectus, which is part of a registration statement on Form F-4 to be filed with the United States Securities and Exchange Commission. Centerpulse shareholders who are US persons or are located in the United States are urged to review carefully the registration statement on Form F-4 and the prospectus included therein, the Schedule TO and other documents relating to the offer that will be filed by Smith & Nephew Group with the SEC because these documents contain important information relating to the Centerpulse Offer. Such shareholders are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by Centerpulse relating to the Centerpulse Offer. A free copy of these documents may be obtained after they have been filed with the SEC, and other documents filed by Smith & Nephew Group and Centerpulse with the SEC are available, at the SEC's Web site at www.sec.gov. Once the registration statement on Form F-4, as well as any documents incorporated by reference therein, the Schedule TO and the Schedule 14D-9 are filed with the SEC, these documents will be available for inspection and copying at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. YOU SHOULD READ THE PROSPECTUS AND THE SCHEDULE 14D-9 CAREFULLY BEFORE MAKING A DECISION CONCERNING THE CENTERPULSE OFFER.

Other Jurisdictions

Offering materials relating to the tender offer described herein are not being distributed in or into a country or jurisdiction, including without limitation Canada, Australia or Japan, where such distribution would be considered unlawful or in which it would otherwise breach any applicable law or regulation or which would require Smith & Nephew Group to amend any term or condition of the tender offer in any way or which would require Smith & Nephew Group to make any additional filing with, or take any additional action with regards to, any governmental, regulatory or legal authority, including without limitation Canada, Australia or Japan. Offering materials relating to the tender offer described herein may not be used for the purposes of soliciting the purchases of any securities of Centerpulse from anyone in such country or jurisdiction.

Appendices:

Appendix A:     Fairness Opinion by Lehmann Brothers to Centerpulse

Appendix B:     Fairness Opinion by UBS Warburg to Centerpulse

Appendix C:     Fairness Opinion by KPMG to Centerpulse

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APPENDIX A: FAIRNESS OPINION BY LEHMAN BROTHERS TO CENTERPULSE

                                 LEHMAN BROTHERS

March 20, 2003

Board of Directors
Centerpulse AG
Andreasstrasse 15
CH-8050 Zurich
Switzerland

Members of the Board:

We understand that Centerpulse AG, a company organized under the laws of Switzerland ("Centerpulse" or the "Company"), intends to enter into a transaction whereby Meadowclean Limited, which is in the process of re-registering as a UK public limited company and changing its name to Smith & Nephew Group plc ("Smith & Nephew Group") and which (subject to completion of the Scheme) will be the new holding company of Smith & Nephew plc, a company organized under the laws of England and Wales ("Smith & Nephew"), will acquire control of the Company (the "Proposed Transaction"). Pursuant to the terms of a combination agreement, dated March 20, 2003 (the "Agreement"), between Centerpulse, Smith & Nephew Group and Smith & Nephew, Smith & Nephew Group will make a public offer to purchase all outstanding registered shares of the Company, each with a nominal value of CHF30.00 (the "Company Shares"), pursuant to which Smith & Nephew Group will offer for each Company Share (x) 25.15 ordinary shares of Smith & Nephew Group (the "Smith & Nephew Group Shares") and
(y) CHF73.42 in cash, without interest (the "Consideration"). Such offer (the "Offer") will be made pursuant to a public exchange offer to all holders of Company Shares and Centerpulse American Depositary Shares (each representing one tenth of one Company Share). We also understand that, pursuant to a separate agreement, dated March 20, 2003 (the "InCentive Agreement"), between Smith & Nephew, Smith & Nephew Group, and InCentive Capital AG, an investment company organized under the laws of Switzerland ("InCentive"), which holds indirectly through a wholly owned subsidiary 13.14% of the Company Shares and has rights to acquire an additional 5.77% of the Company Shares, Smith & Nephew Group will offer to acquire all of the outstanding shares of InCentive pursuant to a public offer which is to be launched and conducted in parallel to the Offer (the "Parallel Offer"). The Agreement and the InCentive Agreement provide that Centerpulse shareholders accepting the Offer and InCentive shareholders accepting the Parallel Offer (collectively, the "Accepting Shareholders") may elect to receive in the Offer or in the Parallel Offer fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares than their basic entitlement under the Offer or the Parallel Offer, as applicable, but elections under both the Offer and the Parallel Offer (taken together) to take more Smith & Nephew Group Shares (together the "Excess Shares") will only be satisfied to the extent that elections have been made under both the Offer and the Parallel Offer (taken together) by Accepting Shareholders to take fewer Smith & Nephew Group Shares (together the "Available Shares"). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the Consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of Smith & Nephew Group Shares. All calculations shall be made by reference to the number of acceptances and elections as of the last day of the additional acceptance period. The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement and the InCentive Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders (other than InCentive) of the Consideration to be offered to such shareholders in the Offer. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the relative merits of alternative transactions that may have been pursued by the Company.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, the InCentive Agreement, the pre-announcement made in accordance with Swiss Takeover Board regulations, and the specific terms of the

Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report for the fiscal year ended December 31, 2002, (3) publicly available information concerning Smith & Nephew that we believe to be relevant to our analysis, including Smith & Nephew's Annual Report for the fiscal year ended December 31, 2002, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the "Centerpulse Projections"), (5) financial and operating information with respect to the business, operations and prospects of Smith & Nephew furnished to us by Smith & Nephew, including financial projections of Smith & Nephew prepared by management of Smith & Nephew (the "Smith & Nephew Projections"), (6) the trading histories of the Company Shares and the ordinary shares of Smith & Nephew from March 19, 2002 to March 19, 2003, and a comparison of these trading histories with each other and with those of other companies that Lehman Brothers deemed relevant, as well as the Swiss Franc / British Pound exchange rates from March 19, 2002 to March 19, 2003, (7) a comparison of the historical financial results and present financial condition of Centerpulse with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Smith & Nephew with those of other companies that we deemed relevant, (9) the potential pro forma effect of the Proposed Transaction on the current and future financial performance of Smith & Nephew, including the cost savings, operating synergies and revenue enhancements (collectively, the "Synergies") expected by management of Smith & Nephew to result from a combination of the businesses, (10) the relative contributions of the Company and Smith & Nephew to the future financial performance of the combined company on a pro forma basis, (11) publicly available reports prepared by independent research analysts regarding the future financial performance of the Company and Smith & Nephew, respectively, and (12) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and Smith & Nephew concerning their respective business, operations, assets, financial conditions and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and Smith & Nephew that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Centerpulse Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Smith & Nephew Projections, upon advice of Smith & Nephew we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Smith & Nephew as to the future financial performance of Smith & Nephew. With respect to the Synergies expected by the management of Smith & Nephew to result from the Proposed Transaction, we have assumed that such Synergies will be realized substantially in accordance with such expectations. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company, and we have not conducted a physical inspection of the properties and facilities of Smith & Nephew. Additionally, we have not made or obtained any evaluations or appraisals of the assets or liabilities of either the Company or Smith & Nephew. At your request, Lehman Brothers Inc. has contacted third parties to solicit indications of interest in a possible business combination with the Company and held discussions with certain of these parties prior to the date hereof. However, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of a portion of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to what the value of the Smith & Nephew Group Shares (or Smith & Nephew Group American Depositary Receipts (each representing 10 Smith & Nephew Group Shares)) will be when issued pursuant to the Offer or the prices at which such shares will trade in the future. This opinion should not be viewed as providing any assurance that the market value of the Smith & Nephew Group Shares to be held by the shareholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the Company Shares owned by such shareholders at any time prior to the announcement or the consummation of the Proposed Transaction. We also express no opinion as to the effect of the Proposed Transaction on shareholders who do not tender their Company Shares in the Offer or as to what the value of such shares will be or whether and at what prices such shares will trade after the Offer. In addition, we express no opinion as to whether the consideration that may have been received by the

Company's shareholders if the Company's divisions were sold in separate transactions would have been higher or lower than the Consideration to be offered to the Company's shareholders in the Offer.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the Company's shareholders (other than InCentive) in the Offer is fair to such shareholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past including acting as the Company's financial advisor with respect to the sale of its former cardiovascular division (consisting of IntraTherapeutics, Vascutek and CarboMedics), and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Smith & Nephew for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to whether to accept the Consideration to be offered to the shareholders in connection with the Offer or as to whether to elect to receive fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares in the Offer.

                                                      Very truly yours,

                                                      LEHMAN BROTHERS

           APPENDIX B: FAIRNESS OPINION BY UBS WARBURG TO CENTERPULSE

[LETTERHEAD OF UBS WARBURG]

                                                                  March 19, 2003

Board of Directors
Centerpulse AG
Andreasstrasse 15
CH-8050 Zurich
Switzerland

Members of the Board of Directors:

               We understand that Centerpulse AG, a company organized under the laws of Switzerland ("Centerpulse" or the "Company"), is considering a transaction whereby Meadowclean Limited (to be renamed Smith & Nephew Group plc), a company organized under the laws of England and Wales ("Smith & Nephew Group") and the proposed new holding company of Smith & Nephew plc, a company organized under the laws of England and Wales ("Smith & Nephew"), will acquire control of the Company (the "Transaction"). Pursuant to the terms of a combination agreement, to be dated March 20, 2003 (the "Combination Agreement"), among Centerpulse, Smith & Nephew and Smith & Nephew Group, Smith & Nephew Group will make a public offer (the "Offer") to purchase all outstanding registered shares of the Company, each with a nominal value of CHF30.00 ("Company Shares"), pursuant to which Smith & Nephew Group will offer for each Company Share 25.15 ordinary shares of Smith & Nephew Group (the "Smith & Nephew Group Shares") together with CHF73.42 in cash (the "Consideration"). The Combination Agreement provides that accepting Company shareholders under the Offer and accepting InCentive (as defined below) shareholders under the Parallel Public Offer (as defined below) (together the "Accepting Shareholders") may elect to take fewer Smith & Nephew Group Shares of more Smith & Nephew Group Shares than their basic entitlement under the relevant offer, but elections under both offers (taken together) to take more Smith & Nephew Group Shares (together the "Excess Shares") will only be satisfied to the extent that elections have been made under the Offer and the Parallel Public Offer (taken together) by Accepting Shareholders to take fewer Smith & Nephew Group Shares (together referred to as "Available Shares"). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of Smith & Nephew Group.

               We also understand that, pursuant to a separate agreement, to be dated March 20, 2003 (the "InCentive Agreement"), among InCentive Capital AG, an investment company organized under the laws of Switzerland ("InCentive") and the indirect holder of 13.14% of

UBS Warburg LLC is a subsidiary of UBS AG.
UBS Warburg is a business group of UBS AG.

                                       29

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[LOGO OF UBS WARBURG]

                                       -2-

the Company Shares and rights to acquire an additional 5.77% of the Company Shares, Smith & Nephew and Smith & Nephew Group, Smith & Nephew Group will offer to acquire all of the outstanding shares of InCentive pursuant to a public offer (the "Parallel Public Offer") which is to be launched and conducted in parallel to the Offer. The terms and conditions of the Transaction are more fully set forth in the Combination Agreement and the InCentive Agreement.

               You have requested our opinion as to the fairness from a financial point of view to the holders (others than InCentive and its affiliates) of Company Shares of the Consideration to be received by such holders pursuant to the Offer.

               UBS Warburg LLC has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS Warburg LLC will also receive a fee upon delivery of this opinion. In the past, UBS Warburg LLC and its predecessors have provided investment banking services to the Company and its affiliates and received customary compensation for the rendering of such services, including acting as sole arranger and underwriter of the Company's US$635 million senior secured credit facility in November 2002, global coordinator and joint underwriter of the Company's CHF255 million rights issue in October 2002, financial advisor to Sulzer Ltd., the former parent of Centerpulse ("Sulzer"), in connection with an unsolicited bid by InCentive to acquire Sulzer in the first quarter of 2001, and financial advisor to Sulzer and Centerpulse in connection with the spin-off of Sulzer's remaining ownership interests in Centerpulse in the second quarter of 2001. In the ordinary course of business, UBS Warburg LLC, its successors and affiliates may trade or have traded securities of the Company, Smith & Nephew or InCentive for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In October 2002, UBS Warburg LLC executed a block trade with regard to 480,349 Company Shares it had purchased from the settlement trust that was created pursuant to a certain settlement agreement entered into by the Company on March 13, 2002.

               Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to whether such holder should tender its shares in the Offer or as to whether to elect to receive fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares in the Offer. We have not been asked to, nor do we, offer any opinion as to the material terms of the Combination Agreement or the form of the Transaction. We express no opinion as to what the value of the Smith & Nephew Group Shares (or Smith & Nephew Group American Depositary Shares (each representing 10 Smith & Nephew Group Shares)) will be when issued pursuant to the Offer or the prices at which such shares will trade in the future. We also express no opinion as to the effect of the Transaction on shareholders who do not tender their Company Shares in the Offer or as to what the value of such shares will be or whether and at what prices such shares will trade after the Offer. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Combination Agreement does not differ in any material respect from the draft that we have examined, and that Smith & Nephew, Smith & Nephew Group and the Company will comply with all the material terms of the Combination Agreement. At your request, UBS Warburg LLC and Lehman Brothers Inc.

UBS Warburg LLC is a subsidiary of UBS AG.
UBS Warburg is a business group of UBS AG.

                                       30

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[LOGO OF UBS WARBURG]

                                       -3-

have contacted third parties to solicit indications of interest in possible business combination with the Company and held discussions with certain of these parties prior to the date hereof.

               In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Smith & Nephew, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Smith & Nephew, including estimates and financial forecasts prepared by the management of Smith & Nephew and not publicly available, (iv) conducted discussions with members of the senior management of the Company and Smith & Nephew concerning the businesses and financial prospects of the Company and Smith & Nephew, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Smith & Nephew, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant,
(vii) considered certain pro forma effects of the Transaction on Smith & Nephew's financial statements and reviewed certain estimates of synergies prepared by the managements of Smith & Nephew and the Company, (viii) reviewed drafts of the Combination Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

               In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Smith & Nephew, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

UBS Warburg LLC is a subsidiary of UBS AG.
UBS Warburg is a business group of UBS AG.

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[LOGO OF UBS WARBURG]

                                       -4-

               Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders (other than InCentive and its affiliates) of Company Shares pursuant to the Offer is fair, from a financial point of view, to such holders.

                                                  Very truly yours,

                                                  /s/ UBS Warburg LLC
                                                  -------------------
                                                    UBS WARBURG LLC

UBS Warburg LLC is a subsidiary of UBS AG.
UBS Warburg is a business group of UBS AG.

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APPENDIX C: FAIRNESS OPINION BY KPMG TO CENTERPULSE

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[LETTERHEAD OF KPMG]

To the Board of Directors of
Centerpulse AG
Andreasstrasse 15
8050 Zurich

Zurich, April 10, 2003

Fairness Opinion

Dear Sirs

We understand that Centerpulse AG intends to enter into a transaction whereby Smith & Nephew Group plc, which will be the new holding company of Smith & Nephew plc, will acquire control of Centerpulse AG (the "Transaction"). The terms of the Combination Agreement dated March 20, 2003 between Smith & Nephew plc ("Smith & Nephew") and Smith & Nephew Group plc (the "Offeror") and Centerpulse AG (the "Company") provide, among others, that Smith & Nephew Group will make a public offer to purchase all outstanding shares of the Company, pursuant to which Smith & Nephew Group will offer for each Company Share 25.15 ordinary shares of Smith & Nephew Group together with CHF 73.42 in cash (the "Consideration").

We understand that, pursuant to a separate agreement, dated March 20, 2003 (the "InCentive Agreement"), among InCentive Capital AG ("InCentive"), an investment company and direct holder of 13.14% of the Company Shares and rights to acquire an additional 5.77% of the Company Shares, Smith & Nephew and Smith & Nephew Group, Smith & Nephew Group will offer to acquire all of the outstanding shares of InCentive pursuant to a public offer (the "Parallel Public Offer") which is to be launched and conducted in parallel to the Offer. The terms and conditions of The Transaction are more fully set forth in the Combination Agreement and the Incentive Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders (other than InCentive and its affiliates) of Company Shares of the Consideration to be received by such holders pursuant to the Offer.

Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to whether such holder should tender its shares in the Offer. We have not been asked to, nor do we, offer any opinion as to the material terms of the Combination Agreement or the form of the Transaction.

We express no opinion as to what the value of the Smith & Nephew Group Shares (or Smith & Nephew Group American Depository Shares (each representing 10 Smith & Nephew Group Shares)) will be when issued pursuant to the Offer or the prices at which such shares will trade in the future. We also express no opinion as to the effect of the Transaction on shareholders who do not tender their Company Shares in the Offer or as to what the value of such shares will be or

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[LOGO OF KPMG]

whether and at what prices such shares will trade after the Offer.

In arriving at our opinion, we have among other things:
     . reviewed certain publicly available business and historical financial information relating to the Company and Smith & Nephew
     . reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available
     . reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Smith & Nephew
     . compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant
     . conducted such other financial studies, analysis, and investigations, and considered such other information as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Smith & Nephew, nor have we been furnished with any such evaluation or appraisal.

With respect to the financial forecasts, estimates and pro forma effects referred to above, we have assumed, at your direction that they have been prepared on a basis reflecting the best currently available estimates and judgements of the management of each company as to the future of their respective companies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders (other than InCentive and its affiliates) of Company Shares pursuant to the Offer is fair, from a financial point of view, to such holders.

This Fairness Opinion is subject to Swiss law, the place of jurisdiction being Zurich.

Yours sincerely

KPMG Fides Peat
/s/ Renat Nussbaumer           /s/ Rolf Langenegger
Renat Nussbaumer               Rolf Langenegger

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[LOGO OF SMITH NEPHEW]                                               centerpulse
                                                               Implanting trust.